As filed with the Securities and Exchange Commission on December 20, 2002

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Securities And Exchange Commission
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

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Date of report (date of earliest event reported):   November 19, 2002

ENERGY EXPLORATION TECHNOLOGIES (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	0-24027 (Commission File Number)	61-1126904 (I.R.S. Employer Identification No.)
Suite 700 Phoenix Place, 840-7th Avenue, S.W., Calgary, Alberta, Canada T2P 3G2 (Address of principal executive offices) (Zip Code)
N/A (Former name or former address, if change since last report)

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Item 1. Changes In Control Of Registrant

Not applicable

Item 2. Acquisition Or Disposition Of Assets

Not applicable

Item 3. Bankruptcy Or Receivership

Not applicable

Item 4. Changes In Registrant's Certifying Accountant

Not applicable

Item 5. Other Events and Regulation FD Disclosure

On November 19, 2002, the Registrant announced the abandonment of it's Habanero-Federal 14-21 exploratory well, at 13,995 feet, located on the Registrant's Antelope Tail prospect in Sublette County, Wyoming. The Registrant's costs associated with this exploratory well were approximately $700,000. Through its participation in this well, the Registrant has earned a 16.875% working interest in all rights from surface to basement in 3,660 gross acres of land encompassing both the Antelope Tail prospect and the southern end of the Pinedale Anticline. The Registrant's joint venture partner, CamWest Exploration LLC ("CamWest"), has recently obtained 3 additional drilling permits targeting the Lance and Mesa-Verde gas production on the Pinedale Anticline prospect which the Registrant has a 16.875% interest in.

The Habanero-Federal 14-21 exploration well encountered 12 gas shows in the Lance Formation, which were normally or slightly under-pressured. In order to have economic gas production rates from the Lance Formation the reservoirs should be over-pressured. The pressure data from the Habanero-Federal 14-21 well did not support the subsequent completion costs required to further evaluate the shows encountered. Consideration was given to deepen the well to test the over-pressured Mesa-Verde Formation, however, the operator, CamWest, in agreement with the joint venture partners, decided against this course of action due to the risk of losing the well-bore due to mechanical considerations. As a result, it is not known whether the Mesa-Verde is prospective in the Antelope Tail area. Further drilling on the Antelope Tail prospect for Mesa-Verde gas is now under review.

Item 6. Resignations Of Registrant's Directors

Not applicable

Item 7. Financial Statements And Exhibits

Not applicable

Item 8. Change In Fiscal Year

Not applicable

Item 9. Regulation FD Disclosure

Not applicable

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Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated at Calgary, Alberta, Canada, this 20th day of December, 2002.
Energy Exploration Technologies, Inc.
By:	/s/ George Liszicasz George Liszicasz Chief Executive Officer (principal executive officer)

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